Exhibit 99

TITAN ENTERS NEGOTIATIONS TO PURCHASE CTNA ASSETS IN BRYAN

QUINCY, Ill. - April 24, 2006 - Titan Tire Corporation, a subsidiary of Titan International, Inc. (NYSE: TWI), announced today that it is in negotiations with Continental Tire North America (CTNA) to acquire the assets of its off-the-road (OTR) tire manufacturing facility in Bryan, Ohio. It is the goal of the parties to reach a definitive agreement for the asset purchase transaction within the next 30 days.
The asset purchase is subject to the approval of the Board of Directors of Titan and CTNA, CTNA’s shareholders and government regulations. In addition, the asset purchase is contingent upon the negotiation of an agreement between Titan and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) and its Local Union No. 890L. Sales at CTNA’s Bryan facility are approximately $125 million per year.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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